                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-69537
PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MAY 10, 1999

                               NCRIC Group, Inc.
                             1115 30th Street, N.W.
                             Washington, D.C. 20007
                                 (202) 969-1866

                           Participation Interests in
                            NCRIC, Inc. 401(k) Plan

                                      and
                      Offering of up to 281,190 Shares of
                               NCRIC Group, Inc.
                                  Common Stock

                             _____________________

     In connection with NCRIC Group, Inc.'s subscription and community offerings, participants in NCRIC, Inc.'s 401(k) plan may direct the trustees of the 401(k) plan to invest some or all of their accounts in the 401(k) plan in the common stock of NCRIC Group through the NCRIC Group Common Stock Fund. Based upon the value of the 401(k) plan assets at March 31, 1999 and assuming a purchase price of $7.00 per share, the trustees of the NCRIC, Inc. 401(k) plan could purchase up to 281,190 shares of common stock in the offerings. This prospectus supplement relates to the initial election of some of the participants in the 401(k) plan to direct the trustees of their 401(k) plan to invest all or a portion of their 401(k) plan accounts in NCRIC Group's common stock at the time of NCRIC Group's offerings.

     The attached prospectus dated May 10, 1999 of NCRIC Group and prospectus supplement dated June 7, 1999 include detailed information regarding the common stock and the financial condition, results of operations and business of NCRIC Group. This prospectus supplement provides you with information regarding the 401(k) plan. You should read the prospectus supplements together with the prospectus and keep them for future reference.

     Please refer to risk factors beginning on page 8 of the prospectus. The common stock is subject to investment risk, including the possible loss of the amount invested.

     Neither the Securities and Exchange Commission, the District of Columbia Department of Insurance and Securities Regulation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

                              ____________________

                        Sandler O'Neill & Partners, L.P.

                              ____________________

            The date of this prospectus supplement is June 17, 1999.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
THE OFFERINGS..................................................... 3
  Securities offered.............................................. 3
  Election to purchase common stock in NCRIC Group's offerings.... 3
  Value of participation interests................................ 4
  Method of directing transfer.................................... 4
  Time for directing transfer..................................... 4
  Irrevocability of transfer direction............................ 4
  Direction to purchase the common stock after the offerings...... 4
  Purchase price of the common stock.............................. 5
  Nature of a participant's interest in the common stock.......... 5
  Voting and tender rights of common stock........................ 5

DESCRIPTION OF THE 401(k) PLAN.................................... 6
  Introduction.................................................... 6
  Eligibility and participation in NCRIC, Inc. 401(k) plan........ 6
  Contributions under the 401(k) plan............................. 7
  Limitations on contributions.................................... 7
  Investment of contributions..................................... 9
  Benefits under the 401(k) plan..................................11
  Withdrawals and distributions from the 401(k) plan..............11
  Administration of the 401(k) plan...............................12
  Restrictions on resale..........................................15
  SEC reporting and short-swing profit liability..................16

NCRIC, INC. 401(k) PLAN FINANCIAL STATEMENTS......................17

          No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in the prospectus or prospectus supplements in connection with the offerings, and, if given or made, the other information or representation must not be relied upon as having been authorized by NCRIC Group, Inc., the 401(k) plan or Sandler O'Neill & Partners, L.P. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the offered securities to any person in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in the jurisdiction. Neither the delivery of this prospectus supplement nor any sale of shares shall under any circumstances create any implication that there has been no change in the affairs of NCRIC Group, Inc. or the 401(k) plan since the date of this prospectus supplement or any of the dates as of which information is furnished in the prospectus or the prospectus supplements.

                                  THE OFFERINGS

Securities offered

     The securities offered in connection with this prospectus supplement are participation interests in the 401(k) plan and shares of common stock of NCRIC Group. The interests and shares offered under this prospectus supplement are conditioned on the consummation of NCRIC Group's subscription offering.

     Any shares purchased by the 401(k) plan in the offerings based on your election will be subject to the conditions and restrictions otherwise applicable to common stock purchased directly by you in the offerings. These restrictions are described in the prospectus.

     This prospectus supplement may be used only in connection with offers and sales by NCRIC Group of interests and shares of common stock in accordance with the 401(k) plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) plan.

Election to purchase common stock in NCRIC Group's offerings

     In connection with NCRIC Group's subscription and community offerings, NCRIC, Inc. is permitting you to direct the trustees of the 401(k) plan to transfer all or part of the funds which represent your beneficial interest in the assets of the 401(k) plan to the NCRIC Group Common Stock Fund. The trustees of the 401(k) plan will use the amount, if any, of funds designated by you to purchase common stock offered for sale in connection with NCRIC Group's offerings in accordance with your direction. In the event that the subscription offering is oversubscribed and some of your funds cannot be used to purchase NCRIC Group common stock, the trustees will reallocate the amount not invested in common stock to the other investment options you have selected in proportion to the manner in which your investment options were liquidated to provide funds to acquire NCRIC Group common stock. If you fail to direct the investment of any of your account in the NCRIC Group Common Stock Fund, your account balance will remain in the other investment options of the 401(k) plan.

     Your ability to invest in the NCRIC Group Common Stock Fund is based on your status as a participant in the 401(k) plan. If you are a current NCRIC, Inc. employee and you fall into one of the subscription offering categories, you have subscription rights to purchase shares of common stock in the subscription offering, and you can use funds in the 401(k) plan account to pay for the common stock for which you subscribe.

     If any shares are sold in a community offering, you may use funds in the 401(k) plan account to purchase shares in that offering.

Value of participation interests

     As of March 31, 1999, the market value of the assets of NCRIC, Inc.'s 401(k) plan equaled $1,968,334. The plan administrator informed each participant in the NCRIC, Inc. 401(k) plan of the value of his or her beneficial interest in the 401(k) plan as of March 31, 1999. The value of 401(k) plan assets represents the past contributions to the 401(k) plan made by NCRIC, Inc. and by the participating employees of NCRIC, Inc., plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of directing transfer

     With this prospectus supplement is an investment election form for you to complete to direct a transfer to the NCRIC Group Common Stock Fund. If you wish to transfer all or part (in multiples of 1%) or a dollar amount of your beneficial interest in the other investment funds maintained within the 401(k) plan to the NCRIC Group Common Stock Fund, you should complete the investment election form. If you do not wish to make an election at this time, you do not need to take any action.

Time for directing transfer

     The deadline for submitting a direction to transfer amounts to the NCRIC Group Common Stock Fund in connection with the subscription offering is 1:00 p.m., Eastern time, June 30, 1999. If any shares are sold in a community offering, the community offering will expire on or before August 14, 1999, unless extended. Amounts will not have to be transferred to the NCRIC Group Common Stock Fund at the time the investment election form is returned, but will be transferred at or before the closing. Participants should return the investment election forms to Christina L. Culp, NCRIC Group, Inc., 1115 30th Street, N.W., Washington, D.C. 20007.

Irrevocability of transfer direction

     Your direction to transfer amounts from one of the other investment funds in the 401(k) plan to purchase an interest in the NCRIC Group Common Stock Fund in the offerings cannot be changed.

Direction to purchase the common stock after the offerings

     After the offerings, you may direct the trustees of the 401(k) plan to transfer a specific percentage (in multiples of 1%) or a dollar amount of the net value of your interests in other investment funds maintained within the trust fund to the NCRIC Group Common Stock Fund or to the other investment funds available under the 401(k) plan. Alternatively, you may direct the trustees of the 401(k) plan to transfer a specific percentage of your interest in the NCRIC Group Common Stock Fund to another 401(k) plan investment fund. Finally, you may direct the trustees to invest future contributions made to the 401(k) plan on your behalf in the NCRIC Group Common Stock Fund. Following your initial election, you may change the percentage of your interest in the 401(k) plan which is invested in the NCRIC Group Common Stock Fund on the first day of any calendar quarter by submitting an appropriate form to the plan administrator. You may obtain a form from the Finance Department of NCRIC, Inc. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal stockholders of NCRIC Group, who are subject to the provisions of
Section 16(b) of the Securities Exchange Act of 1934.

Purchase price of the common stock

     The trustees will use the funds you elect to transfer to the NCRIC Group Common Stock Fund in connection with the offerings to purchase shares of common stock. The trustees will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the offerings.

     After the offerings, the trustees will acquire common stock in open market transactions or from NCRIC Group. The prices paid by the trustees for shares of common stock will not exceed "adequate consideration" as defined in the Employee Retirement Income Security Act, the primary federal law governing retirement plans. If the common stock is purchased in open market transactions, the trustees will pay transaction fees associated with purchase, sale or transfer of the common stock after the offerings.

Nature of a participant's interest in the common stock

     The trustees will hold NCRIC Group common stock in the name of the 401(k) plan. The trustees will allocate shares of common stock acquired at your direction to your account under the 401(k) plan. Therefore, earnings relating to your account will not be affected by the investment designations of other participants in the 401(k) plan.

Voting and tender rights of common stock

     The trustees generally will exercise voting and tender rights attributable to all common stock held by the NCRIC Group Common Stock Fund as directed by participants with interests in the NCRIC Group Common Stock Fund.

     For each matter as to which holders of common stock have a right to vote, each participant will be allocated a number of voting instruction rights reflecting that participant's proportionate interest in the NCRIC Group Common Stock Fund. The number of shares of common stock held in the NCRIC Group Common Stock Fund that are voted in the affirmative and negative on each matter will be proportionate to the number of voting instruction rights exercised in the affirmative and negative.

     In the event of a tender offer for common stock, each participant will be allotted a number of tender instruction rights reflecting that participant's proportionate interest in the NCRIC Group Common Stock Fund. The percentage of shares of common stock held in the NCRIC Group Common Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of tendering. The remaining shares of common stock held in the NCRIC Group Common Stock Fund will not be tendered.

     Participants may exercise their voting instruction rights and tender instruction rights on a confidential basis.

                         DESCRIPTION OF THE 401(k) PLAN

Introduction

     Effective June 1, 1999, NCRIC, Inc. amended its 401(k) plan. NCRIC, Inc. intends that its 401(k) plan comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as "ERISA." As a 401(k) plan participant, federal law provides you with various rights and protections. However, your benefits under the 401(k) plan are not guaranteed by the Pension Benefit Guaranty Corporation.

     Applicable federal tax law imposes substantial restrictions on your ability to withdraw amounts held under the 401(k) plan prior to your termination of employment with NCRIC, Inc. Federal law may also impose an excise tax on withdrawals made from the 401(k) plan prior to the time you reach age 59-1/2, regardless of whether the withdrawal occurs during your employment with NCRIC, Inc. or after termination of your employment with NCRIC, Inc.

     Reference to full text of 401(k) plan. This prospectus supplement summarizes various provisions of the 401(k) plan. NCRIC, Inc. qualifies these summaries in their entirety by the full text of the 401(k) plan. You may obtain copies of the 401(k) plan document by sending a request to: NCRIC, Inc. 401(k) Plan Administrator, 1115 30th Street, N.W., Washington, D.C. 20007. You should carefully read the full text of the 401(k) plan document to understand your rights and obligations under the 401(k) plan.

Eligibility and participation in NCRIC, Inc. 401(k) plan

     Any employee of NCRIC, Inc. may participate in the 401(k) plan as of the first enrollment date following completion of three months of service and attainment of age 21.

     As of December 31, 1998, approximately 28 NCRIC, Inc. employees participated in the 401(k) plan, 24 of whom requested deferral of a portion of their salary.

Contributions under the 401(k) plan

     401(k) plan participant contributions. The 401(k) plan permits you to annually defer, subject to dollar limitations described below, receipt of up to 15% of the compensation that your employer would otherwise pay to you. For purposes of calculating your deferrals, the 401(k) plan considers compensation to include your total pay reportable on Internal Revenue Service Form W-2 for purposes of income tax withholding exclusive of reimbursements, expense allowances and fringe benefits. However, by law, the 401(k) plan may not consider more than $160,000 of compensation for purposes of determining deferrals for 1999. You may modify the rate of your future contributions to the 401(k) plan by filing a new deferral agreement with the plan administrator at least 15 days prior to the effective date of the modification. Modifications of your rate of deferral take effect only on the January 1, April 1, July 1 or October 1 following the date you file a deferral agreement.

     Employer contributions. NCRIC, Inc. has discretion whether or not to make matching contributions for you under the 401(k) plan. For 1998, NCRIC, Inc. made contributions to the NCRIC, Inc. 401(k) plan equal to 9% of each participant's compensation for the 401(k) plan year.

     NCRIC, Inc. may also make special discretionary contributions which may either be vested or nonvested depending upon whether or not NCRIC, Inc. wishes to treat the contributions as supplemental salary reduction contributions or as supplemental employer voluntary contributions. These contributions are not required, but if any are made, the amount contributed will be determined each year by NCRIC, Inc. in its sole discretion.

Limitations on contributions

     Limitation on employee salary deferral. Although the 401(k) plan allows you to defer receipt of up to 15% of your compensation each year, federal law limits your total deferrals under the 401(k) plan and any similar plans to $10,000 for 1999. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limitation will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) plan to the participant, unless the excess deferral, together with any income allocable to the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

     Limitations on annual additions and benefits. Under the requirements of the Internal Revenue Code, the 401(k) plan provides that the total amount of contributions and forfeitures allocated to a participant during any plan year may not exceed the lesser of 25% of the participant's compensation for the plan year or $30,000. The 401(k) plan also limits annual additions to the extent necessary to prevent the limitations set forth in the Internal Revenue Code for all of the qualified defined benefit plans and defined contribution plans maintained by NCRIC, Inc. from being exceeded.

     Limitation on 401(k) plan contributions for highly compensated employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of compensation that may be deferred into the 401(k) plan in any plan year on behalf of highly compensated employees, as defined, in relation to the amount of compensation deferred into the 401(k) plan by or on behalf of all other employees eligible to participate in the 401(k) plan.

     In general, a highly compensated employee includes any employee who (1) was a 5% owner of the employer at any time during the year or preceding year or (2) had compensation for the preceding year in excess of $80,000 and, if the employer so elects, was in the top 20% of employees by compensation for that year. The dollar amount in the foregoing sentence is for 1999. This amount is adjusted annually to reflect increases in the cost of living.

     In order to prevent the disqualification of the 401(k) plan, any amount contributed by highly compensated employees that exceeds the permitted average deferral limitation in any plan year, together with any income allocable to the average deferral limitation, may be distributed to those highly compensated employees before the close of the following plan year or NCRIC, Inc. may make a special discretionary contribution to the accounts of the non-highly compensated employees. However, the employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income allocable to the excess contributions, either are recharacterized or are distributed before the close of the first 2-1/2 months following the plan year to which the excess contributions relate.

     Top-heavy 401(k) plan requirements. If for any plan year the 401(k) plan is a top-heavy plan, as defined, then the employer may be required to make minimum contributions to the 401(k) plan on behalf of non-key employees, as defined.

     In general, the 401(k) plan will be regarded as a top-heavy plan for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees, as defined, exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year or any of the four preceding plan years, is:

          (1) an officer of the employer having annual compensation in excess of $60,000 and who is in an administrative or policy-making capacity;

          (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the employer;

          (3) a 5% owner of the employer; or

          (4) a 1% owner of the employer having annual compensation in excess of $150,000.

Investment of contributions

     As of the date of this prospectus supplement, the NCRIC, Inc. 401(k) plan offers the following choices for your accounts under the 401(k) plan:

     The Bond Fund of America. The Bond Fund of America seeks to provide as high a level of current income as is consistent with the preservation of capital by investing primarily in bonds. The fund has the flexibility to seek out the best bond market values and invests at least 60% of its assets in securities rated A or better by Moody's or Standard & Poor's bond rating services. In addition, the fund can invest in lower rated, higher risk securities when appropriate, as well as in non-U.S. bonds.

     EuroPacific Growth Fund. EuroPacific Growth Fund seeks to achieve long-term growth of capital by investing in securities of issuers domiciled outside the U.S. which appear to offer above average growth potential. Normally, the fund seeks to achieve this investment objective by investing primarily in equity securities of issuers domiciled in Europe or the Pacific Basin.

     The New Economy Fund. The New Economy Fund seeks long-term growth of capital through investments in services and information industries in the U.S. and around the world. Current income is a secondary consideration. In seeking to achieve its objective, the fund invests principally in the equity securities of companies that derive their revenue primarily from operations in the services and information area of the global economy or that appear to have future prospects tied importantly to that area of the economy. These companies range from new, rapidly growing firms that are leading a technology-powered revolution to seasoned corporations filling the basic needs of a growing and aging population. The fund has the flexibility to invest up to 40% of its assets in companies based outside the U.S.

     New Perspective Fund. New Perspective Fund seeks long-term growth of capital through investments in stocks in the U.S. and all over the world. In seeking to meet these investment objectives, the fund normally invests on a global basis in a diversified portfolio consisting primarily of common stocks of established companies in major world markets, including the U.S. The fund tries to provide long-term growth of capital by capitalizing on opportunities brought about by changing global trade patterns and economic or political relationships.

     Washington Mutual Investors Fund. Washington Mutual Investors Fund seeks to produce income and to provide an opportunity for growth of principal consistent with sound common stock investing. The fund strives to accomplish this objective by investing primarily in a diversified portfolio of common stocks, or securities convertible into common stocks, and only invests in securities that meet the fund's strict "Eligible List" criteria, which eliminates all but about 300 of the more than 2,700 companies currently traded on the New York Stock Exchange. All securities must meet specific guidelines for return of capital, financial strength and dividend payment. The fund does not invest in companies that derive the majority of their revenues from tobacco or alcohol products.

     U.S. Government Securities Fund. U.S. Government Securities Fund seeks to provide investors with a high level of current income consistent with prudent investment risk and preservation of capital. It seeks to achieve this objective by investing primarily in securities that are guaranteed by the "full faith and credit" pledge of the U.S. Government.

     AMCAP Fund. AMCAP Fund seeks to provide shareholders with long-term growth of capital by investing in growing, profitable companies. The fund can invest in companies of any size -- from recognized industry leaders to tomorrow's potential up-and-comers. The fund emphasizes growth companies that have the opportunity to provide strong, steady progress in earnings and dividends over the years and invests much of its assets in the most dynamic sectors of the U.S. economy, including rapidly growing industries as cellular telephones, computer software and waste management.

     The Cash Management Trust of America. The Cash Management Trust of America seeks to provide income on cash reserves, while preserving capital and maintaining liquidity, through high-quality money market instruments, which may include commercial paper, commercial bank obligations, savings association obligations, corporate bonds and notes, and securities of the U.S. Government, its agencies or instrumentalities. The fund invests in short-term money market instruments that mature in 13 months or less and emphasizes investments that are deemed by the fund's managers to be of the highest credit quality.

     Previous NCRIC, Inc. 401(k) fund performance. For 1998, 1997 and 1996, the investment funds returned these annual percentages on investments:

                                        1998   1997   1996
                                        ----   ----   ----
The Bond Fund of America..............   0.2%   9.2%   6.7%
EuroPacific Growth Fund...............  (8.9)   9.2   18.6
The New Economy Fund..................  21.4   28.9   12.9
New Perspective Fund..................  21.1   15.0   17.3
Washington Mutual Investors Fund......  12.5   33.3   20.2
U.S. Government Securities Fund.......  (2.7)   8.4    2.8
AMCAP Fund............................  22.6   30.6   14.2
The Cash Management Trust of America..   5.1    5.1    4.9

     The NCRIC Group Common Stock Fund. In addition to the investment choices described above, the 401(k) plan will provide the NCRIC Group Common Stock Fund as an additional investment alternative. The NCRIC Group Common Stock Fund will invest primarily in the common stock of NCRIC Group. As with the other investments choices, you may direct the trustees of the 401(k) plan to invest all or a portion of your 401(k) plan account balance in the NCRIC Group Common Stock Fund.

     The trustees of the 401(k) plan will, to the extent practicable, use all amounts held by it in the NCRIC Group Common Stock Fund, including any cash dividends paid on the common stock held in the fund, to purchase shares of common stock of NCRIC Group.

Benefits under the 401(k) plan

     A participant, at all times, has a fully vested, nonforfeitable interest in the contributions deducted from his or her salary, any special contributions made by NCRIC, Inc. which are designated as supplemental salary reduction contributions and the earnings on those amounts. A participant vests in his matching contribution and any discretionary amount contributed by NCRIC, Inc. under the 401(k) plan which is designated as a supplemental employer voluntary contribution according to the following schedule:


      Years of Service                 Vested Percentage
      ----------------                 -----------------
             1.......................          0%
             2.......................         25
             3.......................         50
             4.......................         75
             5.......................        100

Withdrawals and distributions from the 401(k) plan

     Withdrawals prior to termination of employment. You may receive in-service distributions from the 401(k) plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the 401(k) plan by contacting the Finance Department of NCRIC, Inc. All loans from the 401(k) plan are repaid by payroll withholding. You cannot have more than one loan outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000 or 50% of your total vested account balance. In order to qualify for a hardship distribution, you must have an immediate and substantial need to meet specific expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustees will make the distribution pro rata from the investment funds in which you have invested your account balances. You may not receive more than one hardship withdrawal in any calendar year.

     Distribution upon retirement or disability. You may elect to receive your benefits in the form of a lump sum payment from the 401(k) plan or in the form of installment payments from the 401(k) plan.

     Distribution upon death. If you die prior to your benefits being paid from the 401(k) plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) plan.

     Distribution upon termination for any other reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $5,000, the trustees will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $5,000, the trustees will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

     Nonalienation of benefits. Except for federal income tax withholding and as provided in a qualified domestic relations order, benefits payable under the 401(k) plan are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) plan is void.

Administration of the 401(k) plan

     Trustees. The board of directors of NCRIC, Inc. has appointed R. Ray Pate, Jr., Rebecca B. Crunk and Christina L. Culp as trustees of the 401(k) plan. The trustees receive, hold and invest the contributions to the 401(k) plan and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) plan.

     Reports to 401(k) plan participants. The plan administrator will furnish you a statement at least quarterly showing:

          (1) the balance in your account as of the end of that period;

          (2) the amount of contributions allocated to your account for that period; and

          (3) the adjustments to your account to reflect earnings or losses.

     Plan administrator. Currently, the plan administrator of the NCRIC, Inc. 401(k) plan is NCRIC, Inc. The plan administrator is responsible for the administration of the 401(k) plan, interpretation of the provisions of the 401(k) plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) plan, maintenance of 401(k) plan records, books of account and all other data necessary for the proper administration of the 401(k) plan, and preparation and filing of all returns and reports relating to the 401(k) plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

     Additional Information. Additional information with respect to the 401(k) plan and its administration may be obtained from Christina L. Culp at (202) 969-1866, NCRIC Group, Inc., 1115 30th Street, N.W., Washington, D.C. 20007.

     Participants may obtain from Ms. Culp, without charge, upon written or oral request, copies of the documents (i) incorporated by reference in Item 3 of Part II of the registration statement filed with the Commission with respect to the 401(k) plan (which include, among other things, NCRIC Group's prospectus filed with the Commission on May 10, 1999 and quarterly report on Form 10-QSB for the period ended March 31, 1999) and (ii) required to be delivered to employees pursuant to Rule 428(b). The documents referred to in (i) are incorporated by referenced in the Section 10(a) prospectus, which is deemed to be a part of the registration statement.

     Amendment and termination. NCRIC, Inc. intends to continue its 401(k) plan indefinitely. Nevertheless, NCRIC, Inc. may terminate its 401(k) plan at any time. If NCRIC, Inc. terminates the 401(k) plan in whole or in part, then regardless of other provisions in the 401(k) plan, all participants affected by the termination will become fully vested in their accounts. NCRIC, Inc. reserves the right to make, from time to time, any amendments to the 401(k) plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. However, NCRIC, Inc. may amend the 401(k) plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

     Federal income tax consequences. The following is a brief summary of various federal income tax aspects of the 401(k) plan. You should not rely on this survey as a complete or definitive description of the federal income tax consequences relating to the 401(k) plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under federal income tax laws. You are urged to consult your tax advisor concerning any distribution from the 401(k) plan and transactions involving the 401(k) plan.

     As a "qualified retirement 401(k) plan," the Internal Revenue Code affords the 401(k) plan special tax treatment, including:

          (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) plan each year;

          (2) participants pay no current income tax on amounts contributed by the employer on their behalf either in the form of salary reduction contributions or employer discretionary contributions; and

          (3) earnings of the 401(k) plan are tax-deferred, which permits the tax-free accumulation of income and gains on investments.

NCRIC, Inc. will administer its 401(k) plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If NCRIC, Inc. receives from the Internal Revenue Service an adverse determination letter regarding its tax-exempt status, all participants would generally recognize income equal to their vested interest in the 401(k) plan, the participants would not be permitted to transfer amounts distributed from the 401(k) plan to an individual retirement account or to another qualified retirement 401(k) plan, and the employer may be denied various deductions taken relating to the 401(k) plan.

     Lump sum distribution. A distribution from the 401(k) plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made:

          (1) within one taxable year;

          (2) on account of the participant's death, disability or separation from service, or after the participant attains age 59-1/2; and

          (3) consists of the balance to the credit of the participant under the 401(k) plan and all other profit sharing or 401(k) plans, if any, maintained by NCRIC, Inc.

The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing or 401(k) plans maintained by NCRIC, Inc. which is included in the distribution.

     The common stock included in lump sum distribution. If a lump sum distribution includes NCRIC Group common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation of the common stock. The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the common stock to the extent of the amount of net unrealized appreciation at the time of distribution will constitute long-term capital gain regardless of the holding period of the common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by regulations issued by the Internal Revenue Service.

     Distributions: rollovers and direct transfers to another qualified 401(k) plan or to an individual retirement account. You may roll over virtually all distributions from the 401(k) plan to another qualified 401(k) plan or to an individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustees transfer all or any portion of an eligible rollover distribution directly to another qualified retirement 401(k) plan or qualified individual retirement account. If you do not elect to have an eligible rollover distribution transferred directly to another 401(k) plan or to an individual retirement account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An eligible rollover distribution means any amount distributed from the 401(k) plan except:

          (1) a distribution that is (a) one of a series of substantially equal periodic payments -- not less frequently than annually -- made for your life or the joint lives of you and your designated beneficiary or (b) for a specified period of ten years or more;

          (2) any amount required to be distributed under the minimum distribution rules; and

          (3) any other distributions excepted under applicable federal law.

     We have provided you with a brief description of various federal income tax aspects of the 401(k) plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) plan.

Restrictions on resale

     Any person receiving a distribution of shares of common stock under the 401(k) plan who is an "affiliate" of NCRIC Group under Rule 144 under the Securities Act of 1933 may reoffer or resell those shares only in accordance with a registration statement filed under the Securities Act or in accordance with Rule 144 or some other exemption of the registration requirements of the Securities Act.

     An "affiliate" of NCRIC Group is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, NCRIC Group. Normally, directors, principal officers or major shareholders of a corporation are "affiliates" of that corporation. In general, the amount of NCRIC Group common stock which any affiliate may publicly resell in accordance with Rule 144 in any three-month period may not exceed the greater of 1% of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq SmallCap Market during the four calendar weeks prior to the sale. Sales may be made only without solicitation and only at a time when NCRIC Group is current in filing the reports required of it under the 1934 Act. Any person who may be an "affiliate" of NCRIC Group should consult with counsel before transferring any NCRIC Group common stock.

     Persons who are not deemed to be "affiliates" of NCRIC Group at the time of
                     ---
resale will be free to resell any shares of common stock distributed to them under the 401(k) plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules under federal law.

SEC reporting and short-swing profit liability

     Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as NCRIC Group.

     Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), the person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Some changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement 401(k) plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of NCRIC Group's fiscal year.

     In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by NCRIC Group of profits realized by any officer, director or any person beneficially owning more than 10% of the outstanding NCRIC Group common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period. The Securities and Exchange Commission has adopted rules that exempt many transactions involving the 401(k) plan from the "short-swing" profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of persons subject to Section 16(b).

     Except for distributions of NCRIC Group common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons subject to Section 16(b) may be required to hold shares of the common stock distributed from the 401(k) plan for six months following the distribution.

                                  NCRIC, INC.
                        401(k) PLAN FINANCIAL STATEMENTS
            (Prepared in accordance with the requirements of ERISA)

                                                                               At or For the
                                                                          Year Ended December 31,
                                                                          ------------------------
                                                                              1998         1997
                                                                          ------------  ----------
                                                                                (unaudited)
Assets:
   Cash..................................................................  $    1,183     $    149
   Receivables...........................................................          --      128,298
   Investments:
       U.S. Government securities........................................          --           --
       Corporate debt and equity instruments.............................          --           --
       Real estate and mortgages (other than to participants)............          --           --
       Loans to participants:
               Mortgages.................................................          --           --
               Other.....................................................          --           --
       Other.............................................................   1,805,670      346,521
                                                                          ------------  ----------
               Total investments.........................................   1,805,670      346,521
   Buildings and other property used in plan operations..................          --           --
   Other assets..........................................................          --           --
                                                                          ------------  ----------
       Total assets......................................................   1,806,853      474,968

Liabilities:
   Payables..............................................................          --           --
   Acquisition indebtedness..............................................          --           --
   Other liabilities.....................................................          --           --
   Total liabilities.....................................................          --           --
                                                                          ------------  ----------
       Net assets........................................................   $1,806,853    $474,968
                                                                          ============  ==========

Income:
   Contributions received or receivable in cash from:
       Employer(s).......................................................    $140,121     $128,298
       Employees.........................................................     139,243       17,760
       Other - rollover..................................................     881,052      328,743
                                                                          ------------  ----------
               Total.....................................................   1,160,416      474,801
   Noncash contributions.................................................          --           --
   Earnings from investments.............................................     140,951           --
   Net realized gain (loss) on sale or exchange of assets................          (9)          --
   Other income..........................................................      41,105          167
                                                                          ------------  ----------
       Total income......................................................   1,342,463      474,968
                                                                          ------------  ----------

Expenses:
   Distribution of benefits and payments to provide benefits:
       Directly to participants or their beneficiaries...................      10,578           --
       Other.............................................................          --           --
                                                                          ------------  ----------
       Total distribution of benefits and payments to provide benefits...      10,578           --
   Administrative expense................................................          --           --
   Other expenses........................................................          --           --
                                                                          ------------  ----------
       Total expenses....................................................      10,578           --
                                                                          ------------  ----------
               Net income (loss).........................................  $1,331,885     $474,968
                                                                          ============  ==========